EXHIBIT 10.5

PROMISSORY NOTE AMENDMENT

Dated as of June 30, 2006

Reference is made to that certain promissory note dated August 31, 2000 (the “Promissory Note”), as amended, between CenterStaging Musical Productions, Inc., a California corporation, (the “Issuer”), promising to pay to Paul Router, Trustee under the PREMIER CAREER MANAGEMENT CORPORATION DEFERRED COMPENSATION PLAN for the Interests of Jan Paul Parent (“Payee”) with respect to the loan of $75,000 at 10% interest per annum. All terms defined in the Promissory Note shall have the same meaning in this Amendment, except as otherwise provided herein.

NOW, THEREFORE, Borrower and Holders hereby agree to amend the Promissory Note as follows:

1) The maturity date of the Promissory Note is hereby revised ab initio to May 31, 2007. Furthermore, the Payee agrees that the Issuer is not, and shall not be deemed to be, in default with respect to the original maturity date of the Promissory Note and the Payee hereby waive any right to demand immediate payment of the Promissory Note or any remedies in respect thereof.

2)  Payee acknowledges that various payments have been made against the original principal amount of $75,000 and that the outstanding balance at June 30, 2006 is $51,332.73.

2)  Except as expressly modified herein, the Promissory Note is hereby ratified and shall remain in full force and effect.

If Holders agree with the foregoing, please execute this amendment in the space below.

/s/ Howard Livingston

Howard Livingston
CFO CenterStaging Musical Productions, Inc.

/s/ Jan Paul Parent

Jan Paul Parent
Promissory Note Payee, an individual